Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 4, 2026, on the consolidated financial statements of Gran Tierra Energy Inc, which comprise the consolidated balance sheets as at December 31, 2025 and December 31, 2024, the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively the “consolidated financial statements”), and our report dated March 4, 2026 on the effectiveness of internal control over financial reporting as of December 31, 2025 each of which is included in the Annual Report on Form 10-K of Gran Tierra Energy Inc. for the fiscal year ended December 31, 2025.

We also consent to the incorporation by reference of such reports in the Registration Statement Nos. 333-146815, 333-156994, 333-171122 and 333-183029 on Form S-8, and Registration Statement No. 333-281161 on Form S-3 of Gran Tierra Energy Inc.

/s/ KPMG LLP

Chartered Professional Accountants
Calgary, Canada
March 4, 2026